As filed with the Securities and Exchange Commission on March 12, 2009
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYNTROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	73-1565725 (I.R.S. Employer Identification No.)

5416 South Yale, Suite 400
Tulsa, Oklahoma 74135
(918) 592-7900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karen L. Gallagher
Senior Vice President, Principal Financial Officer
and Corporate Secretary
Syntroleum Corporation
5416 South Yale, Suite 400
Tulsa, Oklahoma 74135
(918) 592-7900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copy To:

Del L. Gustafson, Esq.
Hall, Estill, Hardwick, Gable, Golden & Nelson, PC
320 South Boston Avenue, Suite 200
Tulsa, Oklahoma 74103
(918) 594-0413

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

*Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Security(1)(2)	Price(2)	Fee(2)
Common Stock(3)
Preferred Stock
Depositary Shares(4)
Warrants
Debt Securities
Total	N/A(5)	N/A	$250,000,000	$9,825

(1)	There are being registered under this registration statement such indeterminate number of shares of common stock, preferred stock, depositary shares, warrants and stock purchase contracts of the registrant, and such indeterminate principal amount of debt securities of the registrant, which may be senior or subordinated debt, all at indeterminate prices as shall have an aggregate initial offering price not to exceed $250,000,000 or the equivalent amount denominated in one or more foreign currencies. Any securities registered under this registration statement may be sold separately or as units with other securities registered under this registration statement.

(2)	Calculated pursuant to Rule 457(o) of the Securities Act. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all of the securities listed in the table. Therefore, the table does not specify information as to the amount to be registered with respect to each class of security or the proposed maximum offering price per security.

(3)	Includes preferred stock purchase rights associated with the common stock. No separate consideration is payable for the preferred stock purchase rights.

(4)	The Depositary Shares being registered will be evidenced by depositary receipts issued under a depositary agreement. If we elect to offer fractional interests in shares of Preferred Stock to the public, depositary receipts will be distributed to the investors purchasing the fractional interests, and the shares will be issued to the depositary under the depositary agreement.

(5)	Such amount represents (i) whether issued separately or as part of a stock purchase unit, (a) the initial offering price of any common stock, (b) the liquidation preference, or, if different, the initial offering price of any preferred stock, (c) the principal amount of the debt securities, and the issue price rather than the principal amount of any such securities issued at original issue discount, (d) the initial offering price of any warrants or depositary shares and (e) the purchase price of any common or preferred stock under any stock purchase contract, and (ii) the initial offering price of any stock purchase units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 12, 2009

PROSPECTUS

$250,000,000

[SYNTROLEUM LOGO SCRIPT]

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts

We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. The aggregate initial offering price of the securities that we will offer will not exceed $250,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered. The supplements may also add, update or change information contained in this prospectus.

We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution” on page 35 of this prospectus. The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, the documents we incorporate by reference, together with additional information described under the heading “Where You Can Find More Information” before you invest in any of our securities.

Our common stock is listed for trading on the NASDAQ Capital Market under the symbol “SYNM.” We will make application to list any shares of common stock sold by us under this prospectus and any prospectus supplement on the NASDAQ Capital Market. On March 11, 2009, the last reported sales price of our common stock on the NASDAQ Capital Market was $0.74. The aggregate market value of the voting and non-voting common equity computed by reference to the price at which the common equity was sold, or the average bid and asked price of such common equity, as of March 8, 2009 was $59,681,528. We have not offered any securities during the past twelve months pursuant to General Instruction I.B.6. of Form S-3.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” included in this prospectus, in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission (“SEC”). See “Risk Factors” beginning on page 3 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

The date of this prospectus is March   , 2009

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC under a “shelf” registration process. This prospectus provides you with a general description of the offered securities. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference into this prospectus, our filings with the SEC and our public releases, including, but not limited to, information regarding the status and progress of our operating activities, the plans and objectives of our management, assumptions regarding our future performance and plans, and any financial guidance provided therein are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933, or the Securities Act, and Section 21E(i) of the Securities Exchange Act of 1934, or the Exchange Act. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “forsee,” “expect” and similar expressions identify these forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those discussed in the section entitled “Risk Factors” included in this prospectus and elsewhere in or incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our subsequent SEC filings.

ABOUT SYNTROLEUM CORPORATION

Syntroleum Corporation and subsidiaries, which we sometimes collectively refer to herein as “Syntroleum,” the “Company,” “we,” “us,” or “our,” develops and employs innovative technology to produce synthetic liquid hydrocarbons utilizing our Bio-Synfiningtm renewable fuels, Fischer-Tropsch (“FT”) and product upgrading technologies. To date, our business activities have consisted of the research and development of the “Syntroleum® Process,” a proprietary process designed to convert natural gas into synthetic liquid hydrocarbons (“gas-to-liquids” or “GTL”), and the further processing of the synthetic liquid hydrocarbons into high quality liquid fuels using product upgrading technologies developed by us. Our Bio-Synfiningtm Technology is a renewable fuels application of our Synfining® product upgrading technology. We are also applying our technology to convert synthesis gas derived from coal (“coal-to-liquids” or “CTL”) or bio-feedstocks (“biomass-to-liquids” or “BTL”) into these same high quality liquid fuel products.

Our objective is to become a recognized provider of the Bio-Synfiningtm Technology, Syntroleum® Process and Synfining® product upgrading technology to the energy industry through strategic relationships and the licensing of our technology. We are currently focused on commercializing our Bio-Synfiningtm Technology. We have formed a joint venture with a leading supplier of bio-feedstock to construct a facility in the United States using our Bio-Synfiningtm Technology and continue to seek to form other joint venture projects with opportunities to acquire equity interests. We have also licensed our technologies to others for a fee.

We have incurred substantial research and development costs and continue to incur operating costs with respect to commercializing the Syntroleum® Process, the Synfining® Process, and our Bio-Synfiningtm Technology, and do not anticipate recognizing any significant revenues from licensing our technology or from production from any plant in which we own an interest until 2010. As a result, we expect to continue to operate at a loss until sufficient revenues are recognized from commercial operation of plants, licensing activities, or non-FT projects we are developing. We may obtain funding through joint ventures, license arrangements and other strategic alliances, as well as various other financing arrangements to meet our capital and operating needs for various projects. Our longer-term survival will depend on our ability to generate operating revenues and obtain additional financing.

Our principal executive offices are located at 5416 South Yale Avenue, Suite 400, Tulsa, Oklahoma 74135, and our telephone number at that location is (918) 592-7900.

RISK FACTORS

An investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The trading price or value of our securities could decline due to any of these risks, and investors may lose all or part of your investment.

Risks Relating to Our Technology

We might not successfully commercialize our technology, and commercial-scale plants based on the Syntroleum® Process or our Technology may never be successfully constructed or operated by ourselves or our licensees.

We do not have significant experience managing the financing, design, construction or operation of commercial-scale plants, and we may not be successful in doing so. No commercial-scale plant based on the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology has been constructed to date. A commercial-scale plant based on the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology may never be successfully built either by us or by our licensees. Success depends on our licensees’ ability to economically design, construct and operate commercial-scale plants based on the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology which depends on a variety of factors, many of which are outside our control.

Our licensees will determine whether we issue any plant site licenses to them and, as a result, whether we receive any license fees under our license agreements. To date, no licensee of the Syntroleum® and Synfining® Processes has exercised its right to obtain a site license. Whether licensees are willing to expend the resources necessary to construct plants based on the Syntroleum® and Synfining® Processes or Bio-Synfiningtm Technology will depend on a variety of factors outside our control, including the prevailing view regarding the price outlook for crude oil, natural gas, coal, biomass, fats, vegetable oils and refined products. In addition, our license agreements may be terminated by the licensee, with or without cause and without penalty, upon 90 days’ notice to us. If we do not receive payments under our license agreements, we may not have sufficient resources to implement our business strategy. Our licensees are not restricted from pursuing alternative FT or renewable fuels technologies on their own or in collaboration with others, including our competitors, with the exception of those restrictions agreed to by Tyson in the limited liability company agreement relating to Dynamic Fuels.

Commercial-scale plants based on the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology might not produce results necessary for success, including results demonstrated on a laboratory, pilot plant and demonstration basis.

A variety of results necessary for successful operation of the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology could fail to occur at a commercial plant, including reactions successfully tested on a laboratory, pilot plant or demonstration plant basis. Results that could cause commercial-scale plants based on the Syntroleum® and Synfining® Processes to be unsuccessful include:

•	lower reaction activity than demonstrated in the pilot plant and demonstration plant operations which would decrease the conversion of natural gas into synthesis gas and increase the amount of catalyst, and/or number of reactors required to produce the design synthesis gas rate;

•	lower reaction activity than that demonstrated in laboratory, pilot plant and demonstration plant operations, which would increase the amount of catalyst or number of reactors required to convert synthesis gas into liquid hydrocarbons and increase capital and operating costs;

•	shorter than anticipated catalyst life, which would require more frequent catalyst regeneration, catalyst purchases, or both, thereby increasing operating costs;

•	excessive production of gaseous light hydrocarbons from the FT reaction compared to design conditions, which would lower the anticipated amount of liquid hydrocarbons produced and would lower revenues and margins from plant operations;

•	lower reaction activity than that demonstrated in laboratory, pilot plant and demonstration plant operations, which would increase the amount of catalyst or number of reactors required to convert FT products into finished, marketable fuels;

•	inability of third-party gasification and synthesis gas clean-up technology integrated into the Syntroleum® Process to produce on specification synthesis gas adequate for economic operation of a GTL, CTL or BTL plant; and

•	higher than anticipated capital and operating costs.

Results that could cause commercial-scale plants based on our Bio-Synfiningtm Technology to be unsuccessful include:

•	higher than anticipated catalyst or hydrogen consumption;

•	inadequate removal of feedstock impurities in pre-treatment;

•	lower process yields than that demonstrated in laboratory operations; and

•	higher than anticipated capital and operating costs.

In addition, these plants could experience mechanical difficulties related or unrelated to elements of the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology.

Many of our competitors have significantly more resources than we do, and technologies developed by competitors could become more commercially successful than ours or render our technologies obsolete.

Development and commercialization of FT and renewable fuels technologies is highly competitive, and other technologies could become more commercially successful than ours. The Syntroleum® and Synfining® Processes and Bio-Synfiningtm Technology are based on chemistry that has been used by several companies in synthetic fuel projects over the past 60 years. Our competitors include major integrated oil companies as well as independent technology providers that have developed or are developing competing Fischer-Tropsch or renewable fuels technologies. These companies typically have significantly more resources than we do.

As our competitors continue to develop Fischer-Tropsch and renewable fuels technologies, one or more of our current technologies could become obsolete. Our ability to create and maintain technological advantages is critical to our future success. As new technologies develop, we may be placed at a competitive disadvantage forcing us to implement new technologies at a substantial cost. We may not be able to successfully develop or expend the financial resources necessary to acquire or develop new technology.

Our ability to protect our intellectual property rights involves complexities and uncertainties and commercialization of the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology could give rise to claims that our technology infringes upon the rights of others.

Our success depends on our ability to protect our intellectual property rights, which involves complex legal, scientific and factual questions and uncertainties. We rely on a combination of patents, copyrights, trademarks, trade secrets and contractual restrictions to protect our proprietary rights. Additional patents may not be granted, and our existing patents might not provide us with commercial benefit or might be infringed upon, invalidated or circumvented by others. In addition, the availability of patents in foreign markets, and the nature of any protection against competition that may be afforded by those patents, is often difficult to predict and vary significantly from country to country. We, our licensors, or our licensees may choose not to seek, or may be unable to obtain, patent protection in a country that could potentially be an important market for our GTL, CTL, BTL or Bio-Synfiningtm Technologies. The confidentiality agreements that are designed to protect our trade secrets could be breached, and we might not have adequate remedies for the breach. Additionally, our trade secrets and proprietary know-how might otherwise become known or be independently discovered by others.

Commercialization of the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology may give rise to claims that our technologies infringe upon the patents or proprietary rights of others. We may not become aware of patents or rights that may have applicability in the GTL, BTL, CTL or renewable fuels industry until after we have made a substantial investment in the development and commercialization of those technologies. Third parties may claim that we have infringed upon past, present or future GTL, BTL, and CTL or renewable fuels technologies. Legal actions could be brought against us, our co-venturers or our licensees claiming damages and seeking an injunction that would prevent us, our co-venturers or our licensees from testing, marketing or commercializing the affected technologies. If an infringement action were successful, in addition to potential liability for damages, our co-venturers, our licensees or we could be required to obtain a license in order to continue to test, market or commercialize the affected technologies. Any required license might not be made available or, if available, might not be available on acceptable terms, and we could be prevented entirely from testing, marketing or commercializing the affected technology. We may have to expend substantial resources in litigation, either in enforcing our patents, defending against the infringement claims of others, or both. Many possible claimants, such as the major energy companies that have or may be developing proprietary GTL, CTL, BTL or renewable fuels technologies competitive with the Syntroleum® and Synfining® Processes and Bio-Synfiningtm Technology, have significantly more resources to spend on litigation.

We could have potential indemnification liabilities to licensees relating to the operation of plants based on the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology or intellectual property disputes.

Our indemnification obligations could result in substantial expenses and liabilities to us if intellectual property rights claims were to be made against us or our licensees, or if plants based on the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology were to fail to operate as designed. Generally our license agreements require us to indemnify the licensee, subject to certain limitations against specified losses relating to, among other things:

•	use of patent rights and technical information relating to the Syntroleum® and Synfining® Processes or our Bio-Synfiningtm Technology;

•	acts or omissions by us in connection with our preparation of Process design packages for plants; and

•	performance guarantees that we may provide.

Risks Relating to Products of the Syntroleum® and Synfining® Processes or Bio-Synfiningtm Technology

The U.S. renewable fuels industry is highly dependent on a mix of federal and state legislation and regulation and any changes in legislation or regulation could harm our business and financial condition.

Federal tax incentives make the cost of renewable diesel production significantly more competitive with the price of diesel. Currently, under the Energy Independence Act and the Energy Policy Act of 2005, or EPAct, producers of diesel/renewable diesel blends can claim up to a $1.00 tax credit per gallon. This credit is currently scheduled to terminate on December 31, 2009, and there can be no assurance that it will be renewed on similar terms, if at all. Additionally, producers of naphtha and liquid petroleum gases can claim a separate $0.50 per gallon tax credit. There can be no assurance of this credit’s continued existence, and its elimination would be harmful to our business and financial condition. Finally, these credits and other federal and state programs that benefit renewable diesel generally are subject to U.S. government obligations under international trade agreements, including those under the World Trade Organization Agreement on Subsidies and Countervailing Measures, which might in the future be the subject of challenges. The elimination or significant reduction in the renewable diesel tax credit or other programs could harm our results of operations and financial condition.

The Energy Independence Act and EPAct established minimum nationwide levels of renewable fuels, which include biodiesel, ethanol and any liquid fuel produced from biomass or biogas, to be blended into the fuel supply. By the year 2022, these standards require that the national volume of renewable fuels to be blended into the fuel supply equal or exceed 36 billion gallons. While these renewable fuel standards should stimulate demand for renewable fuels generally, there can be no assurance of specific demand for renewable diesel. Additionally, the U.S. Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator of the U.S. Environmental Protection Agency, or EPA, determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the U.S., or that there is inadequate supply to meet the requirement. Any waiver of the renewable fuel standards could adversely impact the demand for renewable diesel and may have a material adverse effect on our financial condition and results of operations.

Risks Relating to Our Business

We will need to obtain funds from additional financings or other sources for our business activities. If we do not receive these funds, we would need to reduce, delay or eliminate some of our expenditures.

We have sustained recurring losses and negative cash flows from operations. Over the periods presented in the accompanying financial statements, our activities have been funded through a combination of equity and convertible debt financings and the sale of certain assets. As of December 31, 2008, we had approximately $10.1 million of cash and cash equivalents available to fund operations. We review cash flow forecasts and budgets periodically. We will need to obtain additional funding for capital investment related to construction of plants utilizing the Syntroleum® and Synfining® Processes or Bio-Synfiningtm Technology. In addition, we have experienced negative cash flows from operations.

We expect that we will need to raise substantial additional capital to accomplish our business plan over the next several years. We expect to seek to obtain additional funding through debt or equity financing in the capital markets, joint ventures, license agreements, sale of assets and other strategic alliances, as well as various other financing arrangements. If we obtain additional funds by issuing equity securities, dilution to stockholders may occur. In addition, preferred stock could be issued in the future without stockholder approval, and the terms of our preferred stock could include dividend, liquidation, conversion, voting and other rights that are more favorable than the rights of the holders of our common stock. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

Our agreement with Tyson concerning Dynamic Fuels allows the participants to elect not to invest in a plant or to cease making capital contributions in the construction of a plant under certain circumstances. Should a participant in a project elect not to invest or to cease investing in the construction of the plant the other participants in the project will need to raise additional capital from third parties or to take on additional interest in the project and fund the additional capital internally. There can be no assurances that we would be able to raise the additional capital from third parties on terms acceptable to us or to fund the additional capital requirements internally.

If adequate funds are not available, we may be required to reduce, delay or eliminate expenditures for our plant development and other activities, or seek to enter into a business combination transaction with or sell assets to another company. We could also be forced to license to third parties the rights to commercialize additional products or technologies that we would otherwise seek to develop ourselves. The transactions outlined above may not be available to us when needed or on terms acceptable or favorable to us.

We need to remain listed on the NASDAQ stock market to be able to access adequate funding from time to time. We face de-listing issues that would impair the liquidity of our stock and our availability to access the capital markets.

Our stock price is currently below $1.00 and has remained so since November 4, 2008. NASDAQ rules call for the potential de-listing of a company if its stock trades under $1.00 per share for 30 consecutive days. In light of the current economic downturn, the NASDAQ has extended the time for companies to come into compliance with the $1.00 requirement until April 20, 2009. We can make no assurance that we will be able to remain listed on the NASDAQ Stock Market.

We are the subject of litigation which if adversely determined could have a material adverse effect on our financial condition.

We entered into an agreement (the “Agreement”) with Fletcher International, Ltd. (“Fletcher”) on November 18, 2007. Pursuant to the terms of the Agreement, Fletcher agreed to purchase $12 million dollars worth of Syntroleum stock over a twenty-four month period. The purchase was divided into an Initial Investment of $3 million (at a premium to the trading price of Syntroleum stock) and a Later Investment (at a discount to the trading price of Syntroleum stock). Fletcher refused to close on the Initial Investment at a premium, asserting that all of the conditions precedent had not been satisfied, and subsequently attempted to make a Later Investment at a discount. We refused to close on the grounds that, because Fletcher failed to make the Initial Investment, Fletcher was not entitled to go forward with the Later Investments.

We filed a petition on May 30, 2008 in the District Court of Tulsa County, State of Oklahoma for breach of contract, rescission and declaratory judgment, seeking a determination of the Company’s rights and obligations under the Agreement. On June 30, 2008, Fletcher removed that lawsuit to the United States District Court for the Northern District of Oklahoma, and subsequently filed a motion to dismiss or, in the alternative, motion to transfer venue to New York. Fletcher also filed a competing lawsuit arising out of the same dispute in the United States District Court for the Southern District of New York on June 27, 2008, alleging breach of contract based on the Company’s refusal to go forward with the Later Investment. On August 5, 2008, the New York action was stayed pending the outcome of Fletcher’s motions in the Oklahoma federal court. After considering the jurisdictional motions, the Oklahoma court dismissed that case on November 17, 2008. Syntroleum filed a motion to reconsider on December 2, 2008, which is currently pending. In the meantime, the New York court has lifted the stay and discovery is currently proceeding in that court. Although discovery is in the early stages, the parties have exchanged information regarding their respective claims for damages. Fletcher claims that it has suffered approximately $14 million in damages as a result of Syntroleum’s alleged breach of contract. Syntroleum also claims to have suffered damages as a result of Fletcher’s breach of contract, but has not claimed a specific amount. Both parties seek to recover their respective attorneys’ fees if they prevail. At this time, we cannot determine the likely outcome of this litigation and have therefore not recorded a liability in our consolidated balance sheet at December 31, 2008. However, if Fetcher’s allegations are sustained, we could be forced to issue up to 6,064,040 shares of its common stock and respond to any damages Fletcher incurs, including legal expenses. We intend to vigorously defend this matter.

We cannot predict with certainty the outcome or effect of the litigation matter specifically described above or of any such other pending litigation. There can be no assurance that our belief or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Construction and operations of plants based on the Syntroleum® and Synfining® Processes or Bio-Synfiningtm Technology will be subject to risks of delay and cost overruns.

The construction and operation of plants based on the Syntroleum® and Synfining® Processes or Bio-Synfiningtm Technology will be subject to the risks of delay or cost overruns resulting from numerous factors, including the following:

•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases; and

•	difficulty in obtaining necessary permits or approvals.

We have incurred losses and anticipate continued losses.

As of December 31, 2008, we had an accumulated deficit of $337.9 million. We have not yet achieved profitability from continuing operations and we expect to continue incurring net losses until we recognize sufficient revenues from licensing activities, plants utilizing the Syntroleum® and Synfining® Processes or Bio-Synfiningtm Technology or other sources. Because we do not have an operating history upon which an evaluation of our prospects can be based, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by small companies seeking to develop new and rapidly evolving technologies. To address these risks we must, among other things, continue to attract investment capital, respond to competitive factors, continue to attract, retain and motivate qualified personnel and commercialize and continue to upgrade the Syntroleum® and Synfining® Processes and Bio-Synfiningtm technologies. We may not be successful in addressing these risks, and we may not achieve or sustain profitability.

Our anticipated expense levels are based in part on our expectations as to future operating activities and not on historical financial data. We plan to continue funding project development activities. Capital expenditures will depend on progress we make in developing various projects on which we are currently working. Increased revenues or cash flows may not result from these expenses.

If prices or margins for crude oil, natural gas, coal, vegetable oils and fats and other commodities are unfavorable, plants based on the Syntroleum® and Synfining® Processes or Bio-Synfiningtm Technology may not be economical.

Because the synthetic crude oil, liquid fuels and specialty products that plants utilizing the Syntroleum® and Synfining® Processes or Bio-Synfiningtm Technology are expected to produce will compete in markets with oil and refined petroleum products, and because natural gas, coal, biomass, fats or vegetable oils will be used as the feedstock for these plants, an increase in feedstock prices relative to prices for oil or refined products, or a decrease in prices for oil or refined products relative to feedstock prices, could adversely affect the operating results of these plants. Higher than anticipated costs for the catalysts and other materials used in these plants could also adversely affect operating results. Prices for oil, natural gas, coal, biomass, fats, greases, vegetable oils and refined products are subject to wide fluctuation in response to relatively minor changes in the supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Factors that could cause changes in the prices and availability of oil, natural gas, coal, biomass, fats, vegetable oils and refined products include:

•	level of consumer product demand;

•	weather conditions;

•	domestic and foreign government regulation;

•	actions of the Organization of Petroleum Exporting Countries;

•	political conditions in countries producing feedstocks for fuels plants;

•	supply of crude oil, natural gas, coal, biomass fats, greases and vegetable oils;

•	location of GTL plants relative to natural gas reserves and pipelines;

•	location of CTL plants relative to coal reserves and transportation systems;

•	location of BTL plants relative to biomass reserves and transportation systems;

•	capacities of pipelines;

•	fluctuations in seasonal demand;

•	crop yields;

•	Seasonality of prices for feedstocks and refined products;

•	farmer planting decisions;

•	output and proximity of crush facilities that convert the crops to oils;

•	alternative uses for fats;

•	number of animals slaughtered and rendered;

•	price and availability of alternative fuels; and

•	overall economic conditions.

We cannot predict the future markets and prices for oil, natural gas, coal or other materials used in the Syntroleum® and Synfining® Processes and Bio-Synfiningtm Technology or refined products.

We believe that the Syntroleum® and Synfining® Processes can be economic for GTL, BTL and CTL plants given the current world crude oil prices. However, the markets for oil and natural gas have historically been volatile and are likely to continue to be volatile in the future. Crude oil prices could return to such low levels in the future.

Our success depends on the performance of our executive officers and key personnel, the loss of who would disrupt our business operations.

We depend to a large extent on the performance of our executive officers, including Edward G. Roth, our Chief Executive Officer, Karen L. Gallagher, our Senior Vice President of Finance and Principal Financial Officer. Our ability to implement our business strategy may be constrained and the timing of implementation may be impacted if we are unable to attract and retain sufficient personnel. At December 31, 2008, we had 22 full-time employees. We do not maintain “key person” life insurance policies on any of our employees. We have entered into employment agreements with several key employees.

We depend on strategic relationships with feedstock suppliers, construction contractors, site owners, manufacturing and engineering companies, and customers. If we are not successful in entering into and achieving the benefits of these relationships, this could negatively impact our business.

Our or our licensee’s ability to identify and enter into commercial arrangements with feedstock suppliers, construction contractors, engineering service companies, site owners, manufacturing and engineering companies, and customers will depend on developing and maintaining close working relationships with industry participants. Our success in this area will also depend on our ability to select and evaluate suitable projects, as well as to consummate transactions in a highly competitive environment. These relationships may take the form of joint ventures with other private parties or local government bodies, contractual arrangements with other companies, including those that supply feedstock that we will use in our business, or minority investments from third parties. There can be no assurances that we will be able to establish these strategic relationships, or, if established, that the relationships will be maintained. In addition, the dynamics of our relationships with strategic participants may require us to incur expenses or undertake activities we would not otherwise be inclined to incur or undertake in order to fulfill our obligations to these partners or maintain these relationships. If we do not successfully establish or maintain strategic relationships, our business may be negatively affected.

Our operating results may be volatile due to a variety of factors and are not a meaningful indicator of future performance.

We expect to experience significant fluctuations in future annual and quarterly operating results because of the unpredictability of many factors that impact our business. These factors include:

•	timing of any construction by us or our licensees of plants;

•	demand for licenses or other technology transfer agreements of the Syntroleum® and Synfining® Processes or Bio-Synfiningtm Technology and receipt and revenue recognition of license fees;

•	feedstock prices;

•	prices for refined products

•	timing and amount of research and development expenditures;

•	demand for synthetic fuels and specialty products;

•	introduction or enhancement of FT and renewable fuels technologies by us and our competitors;

•	market acceptance of new technologies; and

•	general economic conditions.

As a result, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it may be that in some future year or quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our common stock would likely be materially adversely affected.

We are subject to extensive laws relating to the protection of the environment, and these laws may increase the cost of designing, constructing and operating our plants based on the Syntroleum® Processes or our Bio-Synfiningtm Technology or affect demand for the products of these plants.

If we violate any of the laws and regulations relating to the protection of the environment, we may be subject to substantial fines, criminal sanctions or third party lawsuits and may be required to install costly pollution control equipment or, in some extreme cases, curtail operations. Our FT and renewable fuels plants will generally be required to obtain permits under applicable environmental laws and various permits for industrial siting and construction. Compliance with environmental laws and regulations, as well as with any requisite environmental or construction permits, may increase the costs of designing, constructing and operating our plants. We may also face exposure to actual or potential claims and lawsuits involving environmental matters with respect to our previously owned real estate.

Changes in environmental laws and regulations occur frequently, and any changes may have a material adverse effect on our results of operations, competitive position, or financial condition. For instance, in response to studies suggesting that emissions of certain gases, commonly referred to as greenhouse gases and including carbon dioxide and methane, may be contributing to warming of the Earth’s atmosphere, the U.S. Congress is actively considering legislation, and more than a dozen states have already taken legal measures to reduce emission of these gases, primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. New legislation or regulatory programs that restrict emissions of greenhouse gases could have an adverse affect on our operations.

Terrorist threats and U.S. military actions could result in a material adverse effect on our business.

Further acts of terrorism in the United States or elsewhere could occur. These developments and similar future events may cause instability in the world’s financial and insurance markets and could significantly increase political and economic instability in the geographic areas in which we may wish to operate. These developments could also lead to increased volatility in prices for crude oil, natural gas and the feedstocks for our plants and the cost and availability of insurance. In addition, these developments could adversely affect our ability to access capital and to successfully implement projects currently under development.

United States government regulations effectively preclude us from actively engaging in business activities in certain countries. These regulations could be amended to cover countries where we may wish to operate in the future. These developments could subject the operations of our company to increased risks and, depending on their magnitude, could have a material adverse effect on our business.

We may not have enough insurance to cover all of the risks we face.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We do not carry a significant amount of business interruption insurance. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance, such as a leak, fire or explosion could have a material adverse effect on our financial condition and results of operations.

Risks Related to the Offering

The concentrated ownership of our common stock may have the effect of delaying or preventing a change of control of our company.

As of March 1, 2009, our directors and officers beneficially owned approximately 7% of the outstanding shares of our common stock. As a result, our directors and officers, to the extent they act together, will be in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership of our common stock may have the effect of delaying or preventing a change of control of our company and may adversely affect the voting and other rights of stockholders.

Our stock price may continue to be volatile and could decline following this offering.

Historically, the market price of our common stock has been very volatile. The trading price of our common stock is expected to continue to be subject to substantial volatility in response to numerous factors, including publicity regarding actual or potential results with respect to development of the Syntroleum®, Synfining® Processes and Bio-Synfiningtm Processes and design, construction and commercial operation of plants using our process, announcements of technological innovations by others with competing FT processes, developments concerning intellectual property rights, including claims of infringement, annual and quarterly variances in operating results, changes in energy prices, competition, changes in financial estimates by securities analysts, any differences in actual results and results expected by investors and analysts, investor perception of our favorable or unfavorable prospects and other events or factors. In addition, the stock market has experienced and continues to experience significant price and volume volatility that has affected the market price of equity securities of many companies. This volatility has often been unrelated to the operating performance of those companies. These broad market fluctuations may adversely affect the market price of our common stock. We are required to maintain standards for listing of our common stock on the NASDAQ Capital Market, and we cannot assure you that we will be able to do so. There is no guarantee that an active public market for our common stock will be sustained.

Provisions in our charter documents and Delaware law may delay or prevent an acquisition of our company, which could decrease the value of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it difficult for a third party to acquire our company without the consent of our board of directors, even if doing so would benefit our stockholders. The provisions of our certificate of incorporation and bylaws include a classified board of directors with staggered terms. Thus, control of the board of directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed. The provisions of our certificate of incorporation also require a supermajority voting approval for business combinations with owners of 10% or more of our common stock and restrictions on the ability of stockholders to take action by written consent. In addition, our board of directors has adopted a stockholder rights plan, and is authorized to set the terms of our preferred stock without stockholder approval. If our board of directors elects to issue preferred stock it could be more difficult to acquire control of us. Delaware law also imposes some restrictions on mergers and other business combinations between our company and owners of 15% or more of our common stock. Provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the common stock and could depress the value of our common stock.

Future sales of our common stock could adversely affect our stock price.

Substantial sales of our common stock in the public market, or the perception by the market that those sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. These sales could include sales of shares of our common stock by our directors and officers, who beneficially owned approximately 7% of the outstanding shares of our common stock as of March 1, 2009. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement or any pricing supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include capital expenditures, working capital, repayment or refinancing of indebtedness, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short — term marketable securities or apply them to the reduction of short — term indebtedness.

DILUTION

Our net tangible book value at December 31, 2008 was $0.04 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our deficiency of earnings to fixed charges for each of the periods shown is as follows:

	Year Ended December 31,
	2008	2007	2006	2005	2004

Deficiency of earnings to fixed charges	$(5,872)	$(10,890)	$(28,070)	$(21,837)	$(22,162)

We have computed the amount by which earnings available for fixed charges were insufficient to cover fixed charges. For this purpose, “earnings available for fixed charges” consist of income (loss) from continuing operations before minority interests and income taxes plus fixed charges and distributed earnings of unconsolidated subsidiaries, less capitalized interest and undistributed equity in earnings of subsidiaries. “Fixed charges” consist of interest expense, capitalized interest, amortized expenses related to indebtedness, and an estimate of the interest within rental expense.

Our deficiency of earnings to combined fixed charges and preferred stock dividends for the five years in the period ended December 31, 2008 is the same as those reflected above for the deficiency of earnings to fixed charges because we had no preferred stock dividend requirements.

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If so indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, when applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings, any one or more of the following:

•	debt securities, either senior or subordinated

•	common stock

•	preferred stock

•	depositary shares

•	warrants to purchase any of the securities listed above

•	stock purchase contracts or

•	any combination of the foregoing securities.

In this prospectus, we refer to the common stock, preferred stock, debt securities, depositary shares, warrants and stock purchase contracts collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $250,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be either senior debt securities or subordinated debt securities. We will issue the debt securities under one or more separate indentures between us and a trustee that we will name in the prospectus supplement. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized anticipated provisions of the indentures and the debt securities below. This summary is not complete and certain provisions of the indentures and debt securities when issued may differ, even materially, from the terms described below. Accordingly, you should read the prospectus supplement, indentures and other instruments establishing the terms of debt securities for more details regarding the provisions we describe below and for other provisions that may be important to you. We will include the final indentures and other instruments establishing the terms of debt securities as exhibits to a filing with the SEC in connection with an offering of debt securities.

In this summary description of the debt securities, all references to “us” means Syntroleum only, unless we state otherwise or the context clearly indicates otherwise.

General

Senior debt securities will constitute senior debt and will rank equally with all our unsecured and unsubordinated debt. Subordinated debt securities will be subordinated to, and thus have a junior position to, any senior debt securities and all our other senior debt. Unless we inform you otherwise in the prospectus supplement, the indentures will not limit the amount of debt we may issue under the indentures or the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

At the time we issue debt securities or during the period they remain outstanding, we may conduct a substantial part of our operations through our subsidiaries, and our subsidiaries may generate a significant part of our cash flow. As a result, distributions or advances from our subsidiaries may be important sources of funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Unless we inform you otherwise in the prospectus supplement, the indentures and the debt securities will not contain:

•	any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction, or

•	provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities,

•	the total principal amount of the debt securities,

•	whether the debt securities are senior debt securities or subordinated debt securities,

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders,

•	whether any underwriter(s) will act as market maker(s) for the securities,

•	the extent to which a secondary market for the securities is expected to develop,

•	the date or dates on which the principal of and any premium on the debt securities will be payable,

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments,

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable,

•	the place or places where payments on the debt securities will be payable,

•	any provisions for optional redemption or early repayment,

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity,

•	the denominations in which we may issue the debt securities,

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments will be payable by reference to any index or formula,

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount,

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations,

•	any changes or additions to the events of default or covenants this prospectus describes,

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities,

•	any terms for the conversion or exchange of the debt securities for other securities issued by us or any other entity, and

•	any other terms of the debt securities.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal, interest or any premium on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any senior debt when due, or

•	we default in performing any other covenant (a “covenant default”) in any senior debt that we have designated if the covenant default allows the holders of that senior debt to accelerate the maturity of the senior debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from making payments on the subordinated debt securities only for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination provisions will not affect our obligation, which will be absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the subordinated debt securities. In addition, the subordination provisions will not prevent the occurrence of any default under the subordinated indenture.

Unless we inform you otherwise in the prospectus supplement, the subordinated indenture will not limit the amount of Senior Indebtedness (as defined below) that we may incur. As a result of the subordination of the subordinated debt securities, if we became insolvent, holders of subordinated debt securities may receive less on a proportionate basis than our other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Indebtedness” will mean all notes or other indebtedness of Syntroleum for money borrowed and similar obligations, unless the indebtedness states that it is not senior to subordinated debt securities or our other junior debt.

Consolidation, Merger and Sale of Assets

The indentures generally will permit a consolidation or merger between us and another entity. They also will permit the sale by us of all or substantially all of our assets. The indentures will provide, however, that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of all or substantially all our assets to any other entity only if:

•	the resulting or surviving entity assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the applicable indenture and the debt securities, and

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days,

•	our failure to pay principal of or any premium on any debt securities of that series when due,

•	our failure to deposit any sinking fund payment when due for that series of debt securities for 30 days,

•	our failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure,

•	specified events involving bankruptcy, insolvency or reorganization of Syntroleum, and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, 25% in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may declare the principal of and all accrued and all unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of and all accrued and unpaid interest on all the debt securities will become immediately due and payable without any action on the part of the applicable trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default, or, in some cases, a majority in principal amount of all senior debt securities or subordinated debt securities affected, voting as one class, may rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under either of the types of indentures may give rise to cross defaults on our other indebtedness.

A holder of a debt security of any series will be able to pursue any remedy under the applicable indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series,

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy,

•	the holder or holders offer to the trustee indemnity reasonably satisfactory to it,

•	the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable trustee, and

•	exercising any trust or power conferred on the applicable trustee not relating to or arising under an event of default.

Each type of indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

Modification and Waiver

We may amend or supplement either type of indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the applicable indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of each holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver,

•	reduce the rate of or change the time for payment of interest on any debt security,

•	reduce the principal of, premium on or any mandatory sinking fund payment with respect to any debt security or change the stated maturity of any debt security,

•	reduce any premium payable on the redemption of any debt security or change the time at which any debt security may or must be redeemed,

•	change any obligation to pay additional amounts on any debt security,

•	make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states,

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security,

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the applicable indenture or to make any change in the applicable indenture’s provisions for modification,

•	waive a continuing default or event of default regarding any payment on any debt security, or

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security.

We and the applicable trustee may agree to amend or supplement either indenture or waive any provision of either indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency,

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer,

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities,

•	to provide any security for or add guarantees of any series of debt securities,

•	to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939,

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture,

•	to add events of default with respect to any debt securities,

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect,

•	to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect, and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all senior debt securities or subordinated debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Discharge

We will be discharged from all obligations under the applicable indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights and to register the transfer or exchange of the debt securities, if:

•	all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation, or

•	all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we deposit with the applicable trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due.

To exercise the right of discharge described above, we must deliver to the applicable trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the applicable indenture have been complied with.

Legal Defeasance and Covenant Defeasance

In addition to our right of discharge described above, Syntroleum may, at its option and at any time, elect to have all of its obligations discharged with respect to the debt securities outstanding thereunder and all obligations of any guarantors of such debt securities discharged with respect to their guarantees (“Legal Defeasance”), except for:

•	the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on such debt securities when such payments are due from the trust referred to below,

•	Syntroleum’s obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and money for security payments held in trust,

•	the rights, powers, trusts, duties and immunities of the trustee, and Syntroleum’s and each guarantor’s obligations in connection therewith, and

•	the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the applicable indenture.

In addition, Syntroleum may, at its option and at any time, elect to have the obligations of Syntroleum released with respect to certain provisions of each indenture, including certain provisions set forth in any supplemental indenture thereto (such release and termination being referred to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations or provisions will not constitute a default or event of default. In the event Covenant Defeasance occurs in accordance with the applicable indenture, the event of default described above as “failure to comply with any of our covenants or agreements in the debt securities of that series or the applicable indenture, other than an agreement or covenant that we have included in that indenture solely for the benefit of other series of debt securities, for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure”, will no longer constitute an event of default thereunder.

In order to exercise either Legal Defeasance or Covenant Defeasance:

•	Syntroleum must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium, if any, on the outstanding debt securities on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Syntroleum must specify whether the debt securities are being defeased to such stated date for payment or to a particular redemption date,

•	in the case of Legal Defeasance, Syntroleum has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Syntroleum has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date of the debt securities, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred,

•	in the case of Covenant Defeasance, Syntroleum has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

•	no default or event of default has occurred and is continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit),

•	the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Syntroleum or any guarantor is a party or by which Syntroleum or any guarantor is bound,

•	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the applicable indenture) to which Syntroleum or any of its subsidiaries is a party or by which Syntroleum or any of its subsidiaries is bound,

•	Syntroleum must deliver to the trustee an officers’ certificate stating that the deposit was not made by Syntroleum with the intent of preferring the holders of debt securities over the other creditors of Syntroleum with the intent of defeating, hindering, delaying or defrauding creditors of Syntroleum or others,

•	Syntroleum must deliver to the trustee an officers’ certificate, stating that all conditions precedent set forth above have been complied with, and

•	Syntroleum must deliver to the trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications, and exclusions), stating that all conditions precedent set forth in bullets 2, 3 and 5 of this paragraph have been complied with; provided that the opinion of counsel with respect to bullet 5 of this paragraph may be to the knowledge of such counsel.

Governing Law

New York law will govern the indentures and the debt securities.

Trustee

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

Each indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue under that indenture. If the prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing, or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, all liability of the trustee and paying agent with respect to those funds will cease and holders entitled to those funds must look only to us for payment.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with a depositary identified in the applicable prospectus supplement. We may issue global debt securities in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary,

•	by any nominee to the depositary itself or another nominee, or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary (“participants”). Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names,

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form, and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

Payments of the principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Furthermore, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. In the discussion that follows, the terms of our capital stock is not meant to be complete. We have summarized selected provisions of our certificate of incorporation and our bylaws relating to our capital stock. You should read our certificate of incorporation and bylaws as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement. Please read “Where You Can Find More Information.”

Authorized Capital

The total number of shares of all classes of stock that we have authority to issue is 155,000,000, consisting of 150,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. We had 63,927,783 shares of common stock outstanding as of March 1, 2009. We have authorized and reserved for issuance 250,000 shares of junior participating preferred stock in connection with the preferred stock purchase rights described below.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by our stockholders, including the election of directors. No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to benefits of any sinking or repurchase fund. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of shares of common stock exclusively possess all voting power of our stockholders. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to those dividends as may be declared from time to time by our board of directors from funds available for dividends. Upon liquidation, dissolution or winding up, holders of common stock are entitled to share equally and proportionately in any of our assets remaining after the payment of all of our liabilities and after any preferential distribution with respect to the preferred stock. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 59 Maiden Lane, Plaza Level, New York, NY 10038 and its telephone number is (212) 936-5100.

Preferred Stock

As of the date of this prospectus, none of the shares of our preferred stock are outstanding. Under our certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series, including:

•	the designation of the series,

•	the number of shares of the series, which number the board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares of that series then outstanding,

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate and the preferences, if any, of the series,

•	the dates on which dividends, if any, will be payable,

•	the redemption rights and price or prices, if any, for shares of the series,

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

•	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

•	whether the shares of the series will be convertible into or exchangeable for shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of that class or series or that other security, the conversion or exchange price or prices or rate or rates, any adjustments to those prices or rates, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions of the conversion or exchange,

•	restrictions on the issuance of shares of the same series, or of any other class or series, and

•	the voting rights, if any, of the holders of shares of any series.

Upon the issuance and payment for shares of preferred stock, the shares will be fully paid and nonassessable. Except as otherwise may be specified in the prospectus supplement relating to a particular series of preferred stock, the preferred stock will not have any preemptive or subscription rights to acquire any class or series of our capital stock and each series of preferred stock will rank on a parity in all respects with each other series of our preferred stock and prior to our common stock as to dividends and distribution of our assets. The issuance of shares of preferred stock by our board of directors may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.

The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified by the certificate of designation relating to the applicable series of preferred stock. You should read that document for provisions that may be important to you. We will include that document as an exhibit to a filing with the SEC in connection with an offering of preferred stock.

The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors may determine not to seek stockholder approval. The NASDAQ Capital Market currently requires stockholder approval as a prerequisite to listing shares in several instances, including sales or issuances of common stock or securities convertible into, or exercisable for, common stock equal to or in excess of 20% or more of the outstanding stock determined before the proposed issuance and stock which has disproportionate voting rights.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt, including a tender offer or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or that might result in stockholders receiving a premium for their stock over the then current market price of the stock.

Depositary Shares

This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance of receipts for depositary shares to any holder of those fractional interests. Each depositary share will represent a fractional interest in the underlying share of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50,000,000. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

The following description of the depositary shares we may offer, together with the additional information included in any prospectus supplements, describes the material terms and provisions of this type of security but is not complete. For a more complete description of the terms of the depositary shares, please refer to the deposit agreement relating to the depositary shares and the depositary receipt relating to the preferred stock that is attached to the deposit agreement. We will include these documents as exhibits to a filing with the SEC in connection with an offering of depositary shares.

We will describe in a prospectus supplement the specific terms of any depositary shares we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such depositary shares may differ from the terms described below.

Dividends and Other Distributions.  The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, unless we or the depositary is required by law to withhold an amount on account of taxes. If this occurs, the amount distributed to the holders of depositary shares will be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make that distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption.  If any series of preferred stock underlying the depositary shares may be or is required to be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares which are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.

After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting.  When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions and will abstain from voting the number of shares of preferred stock underlying the depositary shares of holders who do not provide instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments.  We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Approval by the holders of at least a majority of the depositary shares then outstanding will be required for any amendment that materially adversely affects the rights of holders of depositary shares. Any holder of depositary shares that continues to hold its shares after any amendment has become effective will be deemed to have agreed to the amendment.

Termination.  We or the depositary may terminate the deposit agreement only after:

•	the depositary has redeemed all related outstanding depositary shares,

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses.  We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary.  The depositary may resign at any time by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We are required to appoint a successor depositary within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Withdrawal.  Upon our surrender of depositary receipts to the depositary, we are entitled to receive certificates evidencing the number of whole shares of preferred stock and any money and other property represented by those depositary receipts. If the depositary receipts we deliver evidence a number of depositary shares greater than the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to us at the same time a new depositary receipt evidencing that excess number of depositary shares.

Reports and Obligations.  The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Both we and the depositary will be obligated to act in good faith in performing our duties under the deposit agreement. We and the depositary will be liable only for gross negligence and willful misconduct in performing our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting that action furnish satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Preferred Stock Purchase Rights

Our predecessor’s board of directors declared a dividend of one preferred share purchase right (“Right”) to the holder of record of each share of its common stock as of the close of business on March 3, 1997. In connection with our reincorporation in 1999, we assumed these Rights and the related Rights Agreement dated January 31, 1997 between our predecessor and American Stock Transfer & Trust Company, as agent for holders of Rights. We have entered into the Second Amended and Restated Rights Agreement as of October 24, 2004, as amended by the Amendment to Second Amended and Restated Rights Agreement dated as of November 18, 2007. Each Right entitles the registered holder to purchase from Syntroleum a unit consisting of one one-hundredth of a share (a “Fractional Share”) of Series A Junior Participating Preferred Stock, par value $.01 per share (the “Preferred Stock”), at a purchase price of $20.83 1/3 per Fractional Share, subject to adjustment (the “Purchase Price”).

The Rights will have certain anti-takeover effects. The Rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by the board of directors, including by means of a tender offer at a premium to the market price. The Rights should not interfere with any merger or business combination approved by the board of directors because we may redeem the rights at the redemption price prior to the time that a person has become an Acquiring Person, as defined below.

Initially, the Rights will be attached to all certificates representing outstanding shares of common stock, and no separate certificates for the Rights (“Rights Certificates”) will be distributed. The Rights will separate from the common stock and a “Distribution Date” will occur, with certain exceptions, upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of common stock (the date of the announcement being the “Stock Acquisition Date”), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person’s becoming an Acquiring Person. Robert Day, members of his immediate family and his affiliates and associates will not be deemed to be an Acquiring Person unless such parties obtain beneficial ownership of 35% or more shares of the outstanding shares of common stock. In certain circumstances, the Distribution Date may be deferred by the board of directors. Certain inadvertent acquisitions will not result in a person’s becoming an Acquiring Person if the person promptly divests itself of sufficient common stock. Until the Distribution Date, (a) the Rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after February 24, 1997 will contain a notation incorporating the Second Amended and Restated Rights Agreement, as amended, by reference and (c) the surrender for transfer of any certificate for common stock will also constitute the transfer of the Rights associated with the common stock represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on October 24, 2014, unless earlier redeemed or exchanged by us as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of common stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of common stock issued prior to the Distribution Date will be issued with Rights. Shares of common stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with

Rights. Except as otherwise determined by the board of directors, no other shares of common stock issued after the Distribution Date will be issued with Rights.

In the event (a “Flip-In Event”) that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent directors of Syntroleum determines to be fair to and otherwise in the best interests of Syntroleum and its stockholders (a “Permitted Offer”)), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of common stock (or, in certain circumstances, cash, property or other of our securities) having a Current Market Price (as defined in the Second Amended and Restated Rights Agreement, as amended) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event (as defined below), all Rights that are, or (under certain circumstances specified in the Second Amended and Restated Rights Agreement, as amended) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Second Amended and Restated Rights Agreement, as amended. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by us as set forth below.

In the event (a “Flip-Over Event”) that, at any time from and after the time an Acquiring Person becomes such, (i) Syntroleum is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as “Triggering Events.”

The number of outstanding Rights associated with a share of common stock, or the number of Fractional Shares of Preferred Stock issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock occurring prior to the Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Preferred Stock.

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Preferred Stock that are not integral multiples of a Fractional Share are required to be issued upon exercise of Rights and, in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Second Amended and Restated Rights Agreement, as amended, we reserve the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

At any time until ten days following the first date of public announcement of the occurrence of a Flip-In Event, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at our option, in cash, shares of common stock or such other consideration as the board of directors may determine. Immediately upon the effectiveness of the action of the board of directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

At any time after the occurrence of a Flip-In Event and prior to a person’s becoming the beneficial owner of 50% or more of the shares of common stock then outstanding or the occurrence of a Flip-Over Event, we may exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, and/or other equity securities deemed to have the same value as one share of common stock, per Right, subject to adjustment.

Until a Right is exercised, the holder thereof, as such, will have no rights as one of our stockholders, including, without limitation, the right to vote or to receive dividends.

Other than the redemption price, any of the provisions of the Second Amended and Restated Rights Agreement, as amended may be amended by the board of directors as long as the Rights are redeemable. Thereafter, the provisions of the Second Amended and Restated Rights Agreement, as amended, other than the redemption price may be amended by the board of directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Second Amended and Restated Rights Agreement, as amended; provided, however, that no amendment to lengthen the time period governing redemption may be made at such time as the Rights are not redeemable.

A copy of the Second Amended and Restated Rights Agreement, as amended, is available free of charge from us. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Rights Agreement, as amended, which is incorporated herein by reference.

Restrictions on Business Combinations

Our charter provides that “business combinations” involving an “interested stockholder” must be approved by the holders of at least 66 2/3% of the voting power of the shares not owned by the interested stockholder, unless the business combination is either approved by a majority of “continuing directors” or meets specified requirements regarding price and procedure.

“Continuing directors” is generally defined in our charter as follows:

•	directors who are unaffiliated with the interested stockholder and joined the board before the party to the transaction became an interested stockholder, or

•	directors who are unaffiliated with the interested stockholder and are elected to fill a vacancy and whose election is recommended by a majority of continuing directors then on the board.

Our charter also provides that the initial directors named in our charter who are unaffiliated with the interested stockholder are “continuing directors.”

A “business combination” is generally defined in our charter as follows:

•	any merger or consolidation of our company or one of our subsidiaries with any interested stockholder,

•	any disposition, in one transaction or a series of transactions, to or with any interested stockholder of any assets of our company or any of our subsidiaries having an aggregate fair market value of $10,000,000 or more,

•	the issuance or transfer by us or any of our subsidiaries of any securities of our company or any of our subsidiaries to any interested stockholder, in exchange for property having an aggregate fair market value of $10,000,000 or more,

•	the adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder, or

•	any reclassification of securities, or recapitalization of our company, or any merger or consolidation of our company with any of our subsidiaries or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity or convertible securities of our company or any of our subsidiaries that are directly or indirectly owned by any interested stockholder.

An “interested stockholder” is generally defined in our charter as any person who or which:

•	itself, or along with its affiliates, is the beneficial owner, directly or indirectly, of more than 10% of our then outstanding voting stock,

•	is one of our affiliates and at any time within the two-year period immediately before the date in question was itself, or along with its affiliates, the beneficial owner, directly or indirectly, of 10% or more of our then outstanding voting stock, or

•	is an assignee of or has otherwise succeeded to any of our voting stock that was at any time within the two-year period immediately before the date in question beneficially owned by an interested stockholder, if that assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

The provisions in our charter restricting business combinations with interested stockholders also generally apply to an interested stockholder’s affiliates.

To satisfy the price and procedure requirements of these provisions, the following criteria must be satisfied:

•	the total amount of the cash and the fair market value of consideration other than cash to be received per share by holders of our capital stock is at least equal to the highest of:

(1)	the highest price per share paid by the interested stockholder in transactions during the two-year period before the announcement of the transaction or in the transaction in which it became an interested stockholder,

(2)	the fair market value of the stock on the date of announcement of the transaction or the date of the transaction in which it became an interested stockholder, whichever is higher,

(3)	the amount determined under clause (2) above multiplied by the ratio of (A) the highest price per share paid by the interested stockholder for any shares during the two-year period before the date of announcement of the transaction to (B) the fair market value of the stock on the first day in that two-year period on which the interested stockholder acquired any shares of stock, and

(4)	in the case of preferred stock, the highest preferential amount per share to which stockholders are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company,

•	generally, the consideration to be received by holders of a particular class of outstanding voting stock is in cash or in the same form as the interested stockholder has previously paid for shares of that class of voting stock,

•	after the interested stockholder has become an interested stockholder and before the completion of the business combination, specified actions or omissions have not occurred with respect to dividends and the interested stockholder has not become the beneficial owner of any additional voting stock except as part of the transaction which results in the interested stockholder becoming an interested stockholder,

•	after the interested stockholder has become an interested stockholder, the interested stockholder has not received, except proportionately as a shareholder, any financial assistance or tax advantages provided by the corporation, whether in anticipation of or in connection with the business combination or otherwise, and

•	a proxy or information statement describing the proposed business combination and complying with the requirements of the Securities Exchange Act of 1934 is mailed to stockholders at least 30 days before the completion of the business combination.

Section 203 of the Delaware General Corporation Law (“DGCL”)provides that, subject to specified exceptions, a corporation may not engage in a broad range of business combinations with any “interested stockholder” for a three-year period following the time that the stockholder becomes an interested stockholder unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are both officers and directors of the corporation and shares held by specified employee stock ownership plans, or

•	on or after that time, the business combination is approved by the board of directors of the corporation and approved at an annual meeting or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

In general, an “interested stockholder” is defined for purposes of Section 203 to include any person that is

•	the owner of 15% or more of the outstanding voting stock of the corporation, or

•	an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

Section 203 permits a corporation to opt out of these provisions, although we have not done so.

Amendments to Charter

Amendments of our charter generally require the approval of the holders of a majority of the outstanding stock entitled to vote on the amendment, and if the amendment would increase or decrease the number of authorized shares of any class or series or the par value of shares of that class or series or would adversely affect the rights, powers or preferences of that class or series, a majority of the outstanding stock of that class or series also would be required to approve the amendment. However, the approval of the board of directors and the affirmative vote of 80% of the stock entitled to vote in the election of directors is required for the amendment or repeal of, or the adoption of provisions that are inconsistent with, the provisions of our charter regarding:

•	powers of the board of directors with respect to the bylaws and our accounts and books, and

•	the number, election and classification of our directors.

In addition, the amendment or repeal of, or the adoption of provisions that are inconsistent with, the provisions of our charter regarding votes required for business combinations with interested stockholders described above requires the approval of our board of directors and the affirmative vote of 66 2/3% of the holders of stock entitled to vote in the election of directors and not owned directly or indirectly by interested stockholders or their affiliates.

Amendments to Bylaws

Our board of directors may adopt, alter or amend the bylaws. In addition to meeting notice requirements, our bylaws provide that the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required for stockholders to alter, amend or repeal any provision of the bylaws or to adopt any additional bylaws.

Special Meetings of Stockholders

Subject to the rights of holders of any series of preferred stock or any other series or class of stock as set forth in our charter, our bylaws provide that a special meeting may be called only by the chairman of the board of directors or by the board of directors pursuant to a resolution adopted by a majority of the total number of our directors, including vacancies. The business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting.

Stockholder Action by Written Consent

Our charter provides that corporate action may not be taken by written consent of stockholders.

Advance Notice Provisions for Stockholder Director Nominations and Stockholder Proposals

Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.

Our bylaws provide that only individuals who are nominated pursuant to the notice of meeting or by, or at the direction of, our chairman of the board of directors or our board of directors, or by a stockholder who has given timely written notice to our secretary before the meeting at which directors are to be elected, will be eligible for election as one of our directors. The bylaws also provide that at an annual meeting only business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board or our board of directors, or by a stockholder who has given timely written notice to our secretary of the stockholder’s intention to bring that business before the meeting.

Under these provisions, for notice of stockholder director nominations or proposals to be made at an annual meeting to be timely, the notice must generally be received by us:

•	not less than 70 days nor more than 90 days before the first anniversary of the previous year’s annual meeting, or

•	if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date, not earlier than 90 days before the meeting and not later than the later of (1) 70 days before the meeting and (2) 10 days after public announcement of the date of the meeting is first made.

However, if the number of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors at least 80 days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be timely, but only with respect to nominees for any new positions created by that increase, if it is received by us not later than 10 days after the public announcement is first made by us. If directors are to be elected at a special meeting, the notice must be received by us not earlier than 90 days before the meeting and not later than the later of (1) 70 days before the meeting and (2) 10 days after public announcement of the date of the meeting. Stockholders may not bring business before a special meeting of stockholders under the bylaws.

Under the bylaws, a stockholder’s notice to us proposing to nominate an individual for election as a director must contain specified information, including the identity and address of the nominating stockholder and the beneficial owner, if any, the class and number of shares of stock that are owned beneficially and of record by the stockholder and the beneficial owner, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the bylaws, a stockholder’s notice relating to the conduct of business other than the nomination of directors must contain specified information about the proposed business and about the proposing stockholders, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting the business at the meeting, the name and address of the stockholder and the beneficial owner, if any, the class and number of shares of stock owned beneficially and of record by the stockholder and the beneficial owner, and any material interest of the stockholder and the beneficial owner, if any, in the business so proposed. If the chairman of the board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the bylaws, that person will not be eligible for election as a director, or that business will not be conducted at the meeting, as the case may be.

Classification of Directors

Our charter provides that directors will be divided into three classes serving staggered three-year terms so that approximately one-third of the board of directors is elected each year. Our charter also provides that, subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in the charter to elect additional directors under specified circumstances, the number of directors is fixed in accordance with the bylaws. Our bylaws provide that the number of directors is to be fixed from time to time pursuant to a resolution adopted by a majority of the board of directors, including vacancies, but will not consist of more than 11 nor less than three directors. As of March 1, 2009, the board of directors consisted of six persons.

The classification of directors makes it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will be required to effect a change in a majority of the board of directors.

Removal of Directors; Filling Vacancies on the Board of Directors

Our charter provides that a director may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class.

Under our bylaws, newly created directorships resulting from any increase in the number of directors or any vacancies on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, subject to the rights, if any, of holders of our preferred stock. In addition, our bylaws provide that the directors elected to fill vacancies on the board of directors will hold office until the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

DESCRIPTION OF WARRANTS

The following is a general description of the anticipated terms of the warrants we may issue from time to time. This summary is not complete and certain provisions of the warrants when issued may differ, even materially, from the terms described below. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

We may issue warrants to purchase debt securities, common stock, preferred stock, depositary shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. If we issue warrants, we will do so under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

We have summarized selected provisions of the warrants below. If we offer any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants,

•	the aggregate number of warrants offered,

•	the designation, number and terms of the debt securities, common stock, preferred stock, depositary shares or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers,

•	the exercise price of the warrants,

•	the dates or periods during which the warrants are exercisable,

•	the designation and terms of any securities with which the warrants are issued,

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable,

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated,

•	any minimum or maximum amount of warrants that may be exercised at any one time,

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants,

•	information with respect to book-entry procedures, if any,

•	if applicable, a discussion of material United States federal income tax considerations,

•	the identity of the warrant agent, if any, and

•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

We may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

We may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected. Without the consent of the holders affected, however, no modification or amendment may:

•	shorten the period of time during which the warrants may be exercised, or

•	otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the expiration date we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant or other applicable certificate representing the warrants to be exercised together with specified information, and paying the required amount to us or the warrant agent, as applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the applicable warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver upon exercise.

Upon receipt of the required payment and the warrant or other applicable certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

The following is a general description of the anticipated terms of the stock purchase contracts we may issue from time to time. This summary is not complete and certain provisions of the stock purchase contracts when issued may differ, even materially, from the terms described below. Particular terms of any stock purchase contracts we offer will be described in the prospectus supplement relating to such stock purchase contracts. Material U.S. federal income tax considerations applicable to the stock purchase contracts will also be discussed in the applicable prospectus supplement.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. We may, however, satisfy our obligations, if any, with respect to any stock purchase contract by delivering the cash value of such stock purchase contract or the cash value of the property otherwise deliverable or, in the case of stock purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The applicable prospectus supplement will describe the terms of any stock purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•	whether the stock purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the stock purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts,

•	whether the stock purchase contracts are to be prepaid or not,

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance, or level of the securities subject to purchase under the stock purchase contract,

•	any acceleration, cancellation, termination, or other provisions relating to the settlement of the stock purchase contracts, and

•	whether the stock purchase contracts will be issued in full registered or global form.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (SEC File No. 0-21911). You can read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we incorporate by reference are:

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed on May 5, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 filed on August 4, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed on October 31, 2008;

•	our Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 2, 2009;

•	our Current Reports on Form 8-K filed on January 16, 2008, January 22, 2008, January 31, 2008, February 7, 2008, March 3, 2008, March 10, 2008, March 20, 2008, March 31, 2008, April 3, 2008, April 21, 2008, May 16, 2008, June 2, 2008, June 18, 2008, June 20, 2008, July 7, 2008, July 15, 2008, and October 23, 2008, January 13, 2009 and February 25, 2009; and

•	the description of our common stock and associated preferred stock purchase rights contained in Amendment No. 2 to our Current Report on Form 8-K filed on October 29, 2004.

In addition, we incorporate by reference any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement.

You may obtain a free copy of these filings (without exhibits, which can be obtained for a nominal charge) by writing or telephoning:

Karen L. Gallagher
Corporate Secretary
Syntroleum Corporation
5416 South Yale, Suite 400
Tulsa, Oklahoma 74135
(918) 592-7900

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any pricing supplement is accurate as of any date other than the date on its cover page.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States through underwriters or dealers, directly to purchasers, through agents or through any combination of these methods. The prospectus supplement will set forth the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price,

•	the net proceeds to us,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	the initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers, and

•	any commissions paid to agents.

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of our securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any of these sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or may perform services for us in the ordinary course of their businesses.

LEGAL OPINIONS

Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., our outside legal counsel, will issue an opinion about the legality of the offered securities for us. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Syntroleum Corporation as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus is a part, have been audited by HoganTaylor LLP, an independent registered public accounting firm as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by Syntroleum Corporation (together with its predecessors, the “Company”) in connection with the offering described in this Registration Statement.

Registration Fee	$
Printing expenses
Accounting fees and expenses
Legal fees and expenses
Miscellaneous
Total	$

Item 15.	Indemnification of Directors and Officers.

Limitation of Liability of Directors

The Company’s Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability resulting from the following:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or

•	for any transaction from which the director derived an improper personal benefit.

While the Company’s Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Company’s Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Company’s Certificate of Incorporation described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Company’s Bylaws, to the fullest extent permitted from time to time by the DGCL, as the same exists or may hereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. The Company may, by action of the Company’s Board of Directors, provide indemnification to employees and agents of the Company, and to persons serving as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Company, with the same scope and effect as the foregoing indemnification of directors and officers. The Company may be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company’s Board of Directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the Company’s Certificate of Incorporation or otherwise by the Company.

The Company’s Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may in the future be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Company’s Board of Directors.

Pursuant to the Company’s Bylaws, to obtain indemnification, a claimant is to submit to the Company a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant’s entitlement to indemnification will be made, if requested by the claimant, by independent legal counsel, or if the claimant does not so request, by the Company’s Board of Directors by a majority vote of the disinterested directors even though less than a quorum or, if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Company’s Board of Directors, or if the disinterested directors so direct, by the stockholders of the Company. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Company’s Board of Directors unless there has occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a change of control, in which case the independent legal counsel will be selected by the claimant unless the claimant requests that such selection be made by the Company’s Board of Directors.

Pursuant to the Company’s Bylaws, if a claim described in the paragraph above the preceding paragraph is not paid in full by the Company within thirty days after a written claim pursuant to the preceding paragraph has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will also be entitled to be paid the expense of prosecuting such claim. The Company’s Bylaws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including the disinterested directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including the disinterested directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. However, the Company will be precluded from asserting that the procedures and presumptions set forth in the Company’s Bylaws are not valid, binding and enforceable and will be bound by a determination pursuant to the procedures set forth in the Company’s Bylaws that the claimant is entitled to indemnification in any suit brought by a claimant pursuant to the Company’s Bylaws.

The Company’s Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company’s Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company’s Certificate of Incorporation, the Company’s Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s Bylaws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. In addition, the Company’s Bylaws authorize the Company, to the extent authorized from time to time by the Company’s Board of Directors, to grant rights to indemnification and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition to any employee or agent of the Company to the fullest extent of the provisions of the Company’s Bylaws with respect to the indemnification and advancement of expenses of directors and officers of the Company.

The Company’s Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director of officer is not entitled to be indemnified under the Company’s Bylaws or otherwise.

The Company has entered into indemnification agreements with each of its directors and executive officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitees’ receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination; (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken; and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined).

The Company currently has directors’ and officers’ insurance that insures directors and officers of the Company with respect to claims made for alleged “wrongful acts” in their roles as directors or officers of the Company and its subsidiaries. The insurance also insures the Company for claims against the Company’s directors or officers in situations in which the Company has an obligation to defend and/or indemnify its directors and officers.

Item 16.	Exhibits.

Exhibit
No.		Description of Exhibit

*1	.1	Form of Underwriting Agreement
+3	.1	Certificate of Incorporation of the Company (incorporated by reference to Annex B to the Proxy Statement of the Company filed with the SEC on May 12, 1999 (File No. 0-21911))
+3	.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 7, 2006 (File No. 0-21911)).
+3	.2.1	Amendment to the Bylaws of the Company (incorporated by reference to Exhibit 3.3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 7, 2006 (File No. 0-21911)).

Exhibit
No.		Description of Exhibit

4.1		Amended and Restated Certificate of Designations of Series A Junior Participating Preferred Stock of the Company dated October 24, 2004 (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to the Company’s Current Report on Form 8-K dated June 17, 1999 and filed with the Securities and Exchange Commission on October 28, 2004 (File No. 0-21911)).
4.2		Second Amended and Restated Rights Agreement dated as of October 28, 2004 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2004 (File No. 0-21911)).
4	.2.1	Amendment to Second Amended and Restated Rights Agreement dated as of November 18, 2007 (incorporated by reference to Exhibit 10.68 of the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2007)
*4	.3	Warrant Agreement, dated as of November 4, 2003, between the Company and American Stock Transfer and Trust Company, as warrant agent (including form of warrant certificate) (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the Securities and Exchange Commission on November 14, 2003 (File No. 0-21911)).
*4	.4	Warrant Agreement, dated as of May 26, 2004, between the Company and American Stock Transfer and Trust Company, as warrant agent (including form of warrant certificate) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 25, 2004 (File No. 0-21911)).
*4	.5	Warrant Agreement, dated as of June 22, 2007, between the Company and Tyson Foods, Inc. a Delaware Corporation (incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the Securities and Exchange Commission on May 10, 2007 (File No. 0-21911)).
*4	.6	Registration Rights Agreement dated as of June 22, 2007, between the Company and Tyson Foods, Inc. a Delaware Corporation (incorporated by reference to Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the Securities and Exchange Commission on May 10, 2007 (File No. 0-21911)).
*4	.7	Warrant Agreement with Tyson Foods, Inc dated as of June 30, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008 filed with the Securities and Exchange Commission on August 4, 2008 (File No. 0-21911).
*4	.8	Warrants to Purchase 8,000,000 Shares of Common Stock Dated as of October 21, 2008 (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the Securities and Exchange Commission on October 31, 2008 (File No. 0-21911).
**4	.9	Form of Indenture relating to the Senior Debt Securities
**4	.10	Form of Indenture relating to the Subordinated Debt Securities
**4	.11	Specimen certificate relating to Preferred Stock
**4	.12	Form of Depositary Agreement and Depositary Receipt relating to Depositary Shares
**4	.13	Form of Warrants
**4	.14	Form of Stock Purchase Contract
5.1		Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
12.1		Statement showing computation of ratios of earnings to fixed charges
23.1		Consent of HoganTaylor LLP
**23	.2	Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (included in Exhibit 5.1)
24.1		Powers of Attorney (included on signature page)
*25	.1	Statement of Eligibility of Trustee on Form T-1

+	Incorporated by reference as indicated.

*	The Company will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) any additional required opinion of counsel to the Company as to the legality of the securities offered hereby, (iii) any required opinion of counsel to the Company as to certain tax matters relative to securities offered hereby or (iv) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.

**	The Company will file by amendment to this Registration Statement or by a report filed under the Exchange Act, as amended, and incorporate herein by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a further post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on the 12th day of March, 2009.

SYNTROLEUM CORPORATION

By:	/s/ Edward G. Roth
Edward G. Roth
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward G. Roth and Karen L. Gallagher, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power to act alone without the other and with full power of substitution and resubstitution, to execute in his or her name, place and stead and in any and all capacities (including in his or her capacity as a director or officer of Syntroleum Corporation) any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 12, 2009.

Signature	Title

/s/ Edward G. Roth Edward G. Roth	President, Chief Executive Officer and Director (Chief Executive Officer)
/s/ Karen L. Gallagher Karen L. Gallagher	Senior Vice President of Finance, Principal Financial Officer and Corporate Secretary (Principal Financial Officer)
/s/ Robert B. Rosene Robert B. Rosene	Chairman
/s/ Alvin R. Albe, Jr. Alvin R. Albe, Jr.	Director
/s/ Frank M. Bumstead Frank M. Bumstead	Director
/s/ P. Anthony Jacobs P. Anthony Jacobs	Director
/s/ James R. Seward James R. Seward	Director

INDEX TO EXHIBITS

Exhibit
Number

*1	.1	Form of Underwriting Agreement
+3	.1	Certificate of Incorporation of the Company (incorporated by reference to Annex B to the Proxy Statement of the Company filed with the SEC on May 12, 1999 (file No. 0-21911))
+3	.2	Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 7, 2006 (File No. 0-21911)).
+3	.2.1	Amendment to the Bylaws of the Company (incorporated by reference to Exhibit 3.3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 7, 2006 (File No. 0-21911)).
4.1		Amended and Restated Certificate of Designations of Series A Junior Participating Preferred Stock of the Company dated October 24, 2004 (incorporated by reference to Exhibit 4.5 to Amendment No. 2 to the Company’s Current Report on Form 8-K dated June 17, 1999 and filed with the Securities and Exchange Commission on October 28, 2004 (File No. 0-21911)).
4.2		Second Amended and Restated Rights Agreement dated as of October 28, 2004 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2004 (File No. 0-21911)).
4	.2.1	Amendment to Second Amended and Restated Rights Agreement dated as of November 18, 2007 (incorporated by reference to Exhibit 10.68 of the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2007)
*4	.3	Warrant Agreement, dated as of November 4, 2003, between the Company and American Stock Transfer and Trust Company, as warrant agent (including form of warrant certificate) (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the Securities and Exchange Commission on November 14, 2003 (File No. 0-21911)).
*4	.4	Warrant Agreement, dated as of May 26, 2004, between the Company and American Stock Transfer and Trust Company, as warrant agent (including form of warrant certificate) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 25, 2004 (File No. 0-21911)).
*4	.5	Warrant Agreement, dated as of June 22, 2007, between the Company and Tyson Foods, Inc. a Delaware Corporation (incorporated by reference to Exhibit 4.4 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the Securities and Exchange Commission on May 10, 2007 (File No. 0-21911)).
*4	.6	Registration Rights Agreement dated as of June 22, 2007, between the Company and Tyson Foods, Inc. a Delaware Corporation (incorporated by reference to Exhibit 4.5 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the Securities and Exchange Commission on May 10, 2007 (File No. 0-21911)).
*4	.7	Warrant Agreement with Tyson Foods, Inc dated as of June 30, 2008 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2008 filed with the Securities and Exchange Commission on August 4, 2008 (File No. 0-21911).
*4	.8	Warrants to Purchase 8,000,000 Shares of Common Stock Dated as of October 21, 2008 (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the Securities and Exchange Commission on October 31, 2008 (File No. 0-21911).
**4	.9	Form of Indenture relating to the Senior Debt Securities
**4	.10	Form of Indenture relating to the Subordinated Debt Securities
**4	.11	Specimen certificate relating to Preferred Stock
**4	.12	Form of Depositary Agreement and Depositary Receipt relating to Depositary Shares
**4	.13	Form of Warrants
**4	.14	Form of Stock Purchase Contract
5.1		Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.
12.1		Statement showing computation of ratios of earnings to fixed charges

Exhibit
Number

23.1		Consent of HoganTaylor LLP
**23	.2	Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C. (included in Exhibit 5.1)
24.1		Powers of Attorney (included on signature page)
*25	.1	Statement of Eligibility of Trustee on Form T-1

+	Incorporated by reference as indicated.

*	The Company will file as an exhibit to a current report on Form 8-K (i) any underwriting agreement relating to securities offered hereby, (ii) any additional required opinion of counsel to the Company as to the legality of the securities offered hereby, (iii) any required opinion of counsel to the Company as to certain tax matters relative to securities offered hereby or (iv) any Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the applicable trustee.

**	The Company will file by amendment to this Registration Statement or by a report filed under the Exchange Act, as amended, and incorporate herein by reference.